UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 29, 2009

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03         Material Modification to Rights of Security Holders.

On June 29, 2009,  in connection with the Offer to Purchase and Consent Solicitation (as further described in Item 8.01 herein) for its 9.375% Series B Cumulative Redeemable Preferred Stock and 9.125% Series C Cumulative Redeemable Preferred Stock (collectively, the “Preferred Stock”), Impac Mortgage Holdings, Inc. (the “Company”)  received consents from holders of the Preferred Stock in excess of 66 2/3% of the outstanding shares of Preferred Stock required to amend the Company’s charter to modify the terms of each series of Preferred Stock. The proposed amendments were also approved by holders of the Company’s common stock at the Company’s special meeting of stockholders held on June 29, 2009.

On June 29, 2009, the Company filed Articles of Amendment to its charter with the State Department of Assessments and Taxation of Maryland to modify the terms of each of its 9.375% Series B Cumulative Redeemable Preferred Stock and 9.125% Series C Cumulative Redeemable Preferred Stock as follows:

•                  make dividends non-cumulative;

•                  eliminate the provisions prohibiting the payment of dividends on junior stock and prohibiting the purchase or redemption of junior or parity stock if full cumulative dividends for all past dividend periods are not paid or declared and set apart for payment;

•                  eliminate any premiums payable upon the liquidation, dissolution or winding up of the Company;

•                  eliminate the provision prohibiting the Company from electing to redeem Preferred Stock prior to the fifth year anniversary of the issuance of such Preferred Stock;

•                  eliminate the provision prohibiting the Company from redeeming less than all of the outstanding Preferred Stock if full cumulative dividends for all past dividend periods have not been paid or declared and set apart for payment;

•                  eliminate the right of holders of Preferred Stock to elect two directors if dividends are in arrears for six quarterly periods; and

•                  eliminate the right of holders of Preferred Stock to consent to or approve the authorization or issuance of preferred stock senior to the Preferred Stock.

Item 5.03.        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The description set forth under Item 3.03 above with respect to the Articles of Amendment and the amendment to the Company’s charter effected thereby is incorporated herein to this Item 5.03 by reference.

Item 8.01         Other Information

On June 29, 2009, the Company’s Offer to Purchase and Consent Solicitation for its 9.375% Series B Cumulative Redeemable Preferred Stock and 9.125% Series C Cumulative Redeemable Preferred Stock expired and the Company accepted valid tenders of more than 66 2/3% of the  Preferred Stock.  As of the expiration of the Offer to Purchase and Consent Solicitation at 9:00 a.m., Eastern Daylight time, on June 29, 2009, holders had tendered an aggregate of approximately 67.7% (4,378,880 shares) of the Preferred Stock.

Stockholders who participated in the Offer to Purchase and Consent Solicitation received $0.29297 per share of Series B Preferred Stock and $0.28516 per share of Series C Preferred Stock validly tendered and accepted, with an aggregate payment of approximately $1.3 million.   All holders of Preferred Stock (whether shares were tendered or not) are also receiving accumulated and unpaid dividends of $1.17 per share of Series B Preferred Stock and $1.14 per share of Series C preferred Stock in connection with the closing of the Offer to Purchase and Consent Solicitation.

In addition, the common stockholders approved at the special meeting held at 10:00 am (PDT) on June 29, 2009 the amendments to the Company’s charter to modify the terms of both series of Preferred Stock

Item 9.01         Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment of Series B Preferred Stock
3.2	Articles of Amendment of Series C Preferred Stock
99.1	Press Release dated June 29, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: June 30, 2009
	By:	/s/ Ronald M. Morrison
Name: Ronald M. Morrison
Title: Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
3.1	Articles of Amendment of Series B Preferred Stock
3.2	Articles of Amendment of Series C Preferred Stock
99.1	Press Release dated June 29, 2009